Exhibit 99.1

Ampio Pharmaceuticals Announces Treatment of First Patient in Phase 1b Ampion-In -Knee (AIK) Trial for Osteoarthritis in Australia

GREENWOOD VILLAGE, Colo., July 5, 2011 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NASDAQ: AMPE - News)

(“Ampio” or the “Company”), a company that discovers and develops new uses for previously approved drugs and new molecular entities (“NMEs”) today announced treatment of the first patient in the three-arm, placebo controlled, 60 patient Phase 1b Ampion-In -Knee (AIK) trial in Australia. The active ingredient in Ampion™ has extensive worldwide patent protection including composition of matter and use patents. Anti-inflammatory and autoimmune modulation drugs constitute one of the largest markets in the pharmaceutical industry.

About the Trial

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This Phase 1b study is being conducted in patients diagnosed with a medical condition (pain and inflammation of the knee-osteoarthritis), which the study drug is intended to alleviate and confirm the hypothesis that the current outcome benefit is compatible with the mechanism of action of the drug.

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In this study, Ampion™ (the low molecular fraction of commercial albumin preparation) is injected into the knees of patients with osteoarthritis of the knee in conjunction with standard therapy, including steroids, aiming to demonstrate a reduction in pain and improved range of motion compared to placebo.

•	The observation period in this study is short (72 hours) hence, results of this trial are anticipated to be available in the short term.

About Ampion™

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Ampion™ is a patented small molecule with non- steroidal anti-inflammatory and analgesic properties that is naturally produced by humans in response to injury. Because it is present in commercially available human serum albumin (which has been given to millions of people over several decades) it can be considered to be a biological.

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Ampion™ may qualify as a new use for an existing drug with the potential of a shortened regulatory path compared to new drugs because human serum albumin is approved for intravenous administration to patients. For an informative Q & A about Ampion™ please click on http://ampiopharma.com/products/faqs-about-ampion%e2%84%a2/

“We are all very excited that these significant human studies of Ampion™ are underway,” stated Dr. David Bar-Or, founder and Chief Scientist. “We already understand a great deal about the mechanisms of action and potential usefulness of Ampion™ from our in-vitro studies using human tissue and in-vivo animal studies. There are hundreds of thousands of patients with painful conditions associated with inflammation that need new therapies and Ampion™ is a molecule produced by the body that appears to have a significant role in the homeostasis of inflammation. Importantly, it may be used both acutely and chronically, orally, parenterally (by injection), topically or by inhalation. The human origin of Ampion™ suggests the possible benefit of few side effects while providing effective relief for many patients whose pain and inflammatory condition is unabated by current medical treatments.

About Ampio

Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for metabolic disease, eye disease, kidney disease, inflammation, CNS disease, and male sexual dysfunction. The product pipeline includes new uses for previously approved drugs and new molecular entities (“NMEs”). By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs. For more information about Ampio, please visit our website, www.ampiopharma.com.

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, such as changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact:

Investor Relations

Ampio Pharmaceuticals, Inc.

303-418-1000

After July 6 use: 720-437-6500